Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated August 9, 2006, except for the matter described under the caption “Restatement of Financial Statements” in Note 1 which is as of October 18, 2006, relating to the financial statements and financial statement schedule of Thermage Inc., which appears in such Amendment No. 5 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amendment No. 5 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 8, 2006